SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

————

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 31, 2011

HANCOCK HOLDING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Mississippi	0-13089	64-0693170
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

One Hancock Plaza
2510 14th Street
Gulfport , Mississippi 39501
(Address of principal executive offices)

(228) 868-4000
(Registrant's telephone number, including area code)

Item 5.07.  Submission of Matters to a Vote of Security Holders.  On March 31, 2011, Hancock Holding Company held its regular Annual Shareholders' Meeting.  Four proposals were presented at the meeting.  29,949,438 shares out of a total of 36,914,746 shares were represented by proxy or in person, representing approximately 81.1% of the stock outstanding.  The results of shareholder votes cast at the meeting are included in the teller report immediately following:

H A N C O C K   H O L D I N G   C O M P A N Y

ANNUAL SHAREHOLDERS MEETING

March 31, 2011

TELLER REPORT RECAP

We ascertain that 29,949,438 shares out of a total of 36,914,746 shares are represented by a proxy or in person.  This represents approximately 81.1% of the stock outstanding.
Votes by Proxy and in Person

Proposal # 1: To approve the following five persons as directors, to serve until the Annual Meeting in 2012, or until each person’s successor has been elected and qualified.

AVERAGE SHARES CAST FOR ALL DIRECTORS = 96.76%

Frank E. Bertucci
For	24,575,360	98.14%

Withheld	465,656	1.86%

Carl J. Chaney
For	24,729,243	98.75%

Withheld	311,773	1.25%

Thomas H. Olinde
For	24,879,712	99.36%

Withheld	161,304	0.64%

John H. Pace
For	24,229,182	96.76%

Withheld	811,834	3.24%

Proposal #2: To approve the appointment of PriceWaterhouseCoopers as the independent accountants of the Company.

Those who voted for	29,816,751	99.81% of shares voted

Those who voted against	58,060

Those who abstained	74,625

Proposal #3: (Non Binding) To approve compensation of the named executive officers set forth under the heading “Compensation of Directors and Executive Officers”

Those who voted for	23,837,161	95.18% of shares voted

Those who voted against	776,740

Those who abstained	429,113

Proposal #4: (Non Binding) To approve compensation of the named executive officers of the Company will occur every 1, 2, or 3 years

1 year	10,652,702

2 years	300,270

3 years	13,767,187	54.68% of shares voted

Those who abstained	456,273

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunder duly authorized.

Dated: April 4, 2011

                               HANCOCK HOLDING COMPANY
                                     (Registrant)

                               By: /s/ Paul D. Guichet
                               Name: Paul D. Guichet
                               Title:   Vice President
                                  Investor Relations